Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-135568) on Form S-8 of Matrix Bancorp, Inc. 401(k) Plan of our report dated June 29, 2007 relating to our audits of the statements of net assets available for benefits as of December 31, 2006 and 2005 and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, which appears in the Annual Report on Form 11-K of Matrix Bancorp, Inc. 401(k) Plan for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
June 29, 2007